EXHIBIT 99.1

PRESS RELEASE

ENERGY TRANSFER PARTNERS, L.P.
SETS UNITHOLDER MEETING AND VOTE

Dallas, Texas – May 17, 2004 – Energy Transfer Partners, L.P. (NYSE:ETP) has announced that its Board of Directors has approved and recommends that its Common Unitholders approve (i) a proposal to change the terms of its Class D Units to provide that each Class D Unit is convertible into one of its Common Units and authorize the issuance of additional Common Units upon such conversion; (ii) a proposal to change the terms of its Special Units to provide that each Special Unit is convertible into one of its Common Units upon the Bossier Pipeline becoming commercially operational and authorize the issuance of additional Common Units upon the Bossier Pipeline becoming commercially operational; and (iii) the terms of its 2004 Unit Plan which provides for awards of Common Units and other rights to its employees, officers and directors, at a meeting to be held at 10:00 a.m. Central Daylight Time on June 23, 2004.

The meeting will be held at the Melrose Hotel, 3015 Oak Lawn Avenue, 1st Floor, Oak Lawn Terrace, Dallas, Texas 75219. The Board of Directors has set May 17, 2004, as the record date for determining the Unitholders entitled to vote at this meeting. It is anticipated that the mailing of the Proxy and Proxy Statement to Unitholders of record as of May 17, 2004, will begin on or around May 19, 2004.

Energy Transfer Partners, L.P. is a publicly traded partnership owning and operating a diversified portfolio of energy assets. The Partnership’s natural gas operations include approximately 4,500 miles of natural gas gathering and transportation pipelines with an aggregate throughput capacity of 2.5 billion cubic feet of natural gas per day, with natural gas treating and processing assets located in Texas, Oklahoma, and Louisiana. The Partnership is the fourth largest retail marketer of propane in the United States, serving more than 650,000 customers from over 300 customer service locations in 31 states extending from coast to coast, with concentration in the western, upper midwestern, northeastern, and southeastern regions of the United States.

This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership’s website at www.energytransfer.com. For more information, please contact Michael L. Greenwood, Vice President — Finance, at 918-492-7272.